Exhibit 12


                              THE COCA-COLA COMPANY AND SUBSIDIARIES

                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (In millions except ratios)

                         Six Months
                           Ended                     Year Ended December 31,
                          June 30,     ---------------------------------------------
                           1996        1995      1994      1993      1992      1991
                           ----        ----      ----      ----      ----      ----

Earnings:

 Income before income
  taxes and changes in
  accounting principles    $2,555      $4,328    $3,728    $3,185    $2,746    $2,383

 Fixed charges                164         318       236       213       207       222

Adjustments:
  Capitalized
   interest, net               (2)         (9)       (5)      (16)      (10)       (8)

  Equity income,
   net of dividends           (19)        (25)       (4)      (35)      (30)      (16)
                           -------     -------   -------   -------   -------   -------

 Adjusted earnings         $2,698      $4,612    $3,955    $3,347    $2,913    $2,581
                           =======     =======   =======   =======   =======   =======


Fixed Charges:

 Gross interest
  incurred                 $  145      $  281    $  204    $  184    $  181    $  200

 Interest portion of
  rent expense                 19          37        32        29        26        22
                           -------     -------   -------   -------   -------   -------

 Total fixed charges       $  164      $  318    $  236    $  213    $  207    $  222
                           =======     =======   =======   =======   =======   =======

 Ratios of earnings
  to fixed charges           16.5        14.5      16.8      15.7      14.1      11.6
                           =======     =======   =======   =======   =======   =======

  The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $196 million at June 30, 1996). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.